The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 2, 2026

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293684 and 333-293684-01 Dated September , 2026

JPMorgan Chase Financial Company LLC Trigger Autocallable GEARS

Linked to the Bloomberg Commodity Index 3 Month ForwardSM due on or about September 7, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the Bloomberg Commodity Index 3 Month ForwardSM (the “Underlying”). If the Underlying closes at or above the Autocall Barrier (100.00% of the Initial Value) on the Observation Date, JPMorgan Financial will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return of between 11.50% and 13.00%, which will be finalized on the Trade Date and provided in the pricing supplement. No further payments will be made on the Securities once they have been automatically called, and you will not participate in any appreciation of the Underlying if the Securities are automatically called. If by maturity the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Upside Gearing of 1.50. If by maturity the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold (75% of the Initial Value), JPMorgan Financial will repay your principal amount at maturity. However, if by maturity the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Value to the Final Value and could lose all of your principal amount. Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal amount. Generally, a higher Call Return is associated with a greater risk of loss. You will not have any rights with respect to the commodity future contracts included in the Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Call Return — JPMorgan Financial will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing level of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier. No further payments will be made on the Securities once they have been automatically called, and investors will not participate in any appreciation of the Underlying if the Securities are automatically called.
❑	Enhanced Growth Potential — If the Securities have not been automatically called, at maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the Underlying’s decline from the Initial Value to the Final Value. You may lose a significant portion or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	September 4, 2026
Original Issue Date (Settlement Date)[1]	September 10, 2026
Observation Date[2]	September 13, 2027
Final Valuation Date[2]	September 4, 2029
Maturity Date[2]	September 7, 2029
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying –– Notes Linked to a Single Index” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement and in “Key Risks — Risks Relating to the Securities Generally — We May Accelerate Your Securities If a Commodity Hedging Disruption Event Occurs” in this pricing supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Trigger Autocallable GEARS linked to the Bloomberg Commodity Index 3 Month ForwardSM. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return, Autocall Barrier, Downside Threshold and Initial Value will be finalized on the Trade Date and provided in the pricing supplement. The actual Call Return will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Call Return were set equal to the bottom of that range.

Underlying	Call Return	Upside Gearing	Initial Value	Autocall Barrier	Downside Threshold	CUSIP	ISIN
Bloomberg Commodity Index 3 Month ForwardSM (Bloomberg ticker: BCOMF3)	11.50% to 13.00%	1.50	•	100.00% of the Initial Value	75.00% of the Initial Value	48135G382	US48135G3829

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 17, 2026, product supplement no. 2-I dated April 17, 2026, underlying supplement no. 1-I dated April 17, 2026 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Bloomberg Commodity Index 3 Month ForwardSM		$10.00		$0.25		$9.75

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming a Call Return equal to the middle of the range listed above, the estimated value of the Securities would be approximately $9.559 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.20 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. 2-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045216/ea0285802-25_424b2.pdf
t	Underlying supplement no. 1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the Bloomberg Commodity Index 3 Month ForwardSM is an “Index.”

The Securities are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act, as amended (the “Commodity Exchange Act”). The Securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Notwithstanding anything to the contrary in the accompanying product supplement, all values of an Underlying or values to which the value of that Underlying may be compared in the determination of any payment on the Securities will be rounded to the same number of decimal places as the closing value of that Underlying published by the Bloomberg Professional® service (“Bloomberg”).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.

t    You believe the Underlying will close at or above the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t    You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Underlying and your potential return is limited to the Call Return.

t    You would be willing to invest in the Securities if the Call Return were set equal to the bottom of the range indicated on the cover hereof (the actual Call Return will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t    You do not seek current income from your investment.

t    You are able and willing to invest in Securities that may be automatically called early and you are otherwise able and willing to hold the Securities to maturity.

t    You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t    You understand and accept the risks associated with the Underlying.

t    You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t    You require an investment designed to provide a full return of principal at maturity.

t    You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.

t    You believe the level of the Underlying will decline over the term of the Securities and is likely to close below the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t    You do not understand or accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Underlying and your potential return is limited to the Call Return.

t    You would not be willing to invest in the Securities if the Call Return were set equal to the bottom of the range indicated on the cover hereof (the actual Call Return will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t    You seek current income from your investment.

t    You are unable or unwilling to invest in Securities that may be automatically called early, or you are otherwise unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

t    You do not understand or accept the risks associated with the Underlying.

t    You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment upon an automatic call or at maturity will be based on the principal amount.
Underlying:	Bloomberg Commodity Index 3 Month ForwardSM
Term[1]:	Approximately 3 years, unless automatically called earlier
Call Feature:	The Securities will be automatically called if the closing level of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier. If the Securities are automatically called, JPMorgan Financial will pay you on the Call Settlement Date a cash payment per Security equal to the Call Price for the Observation Date.
Observation Date[1,2]:	September 13, 2027
Call Settlement Date[1,2]:	September 16, 2027
Call Return:	The Call Return is based upon a rate of between 11.50% and 13.00%. The actual Call Return will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 11.50%. See “Call Return/Call Price.”
Call Price:	The Call Price equals the principal amount per Security plus $10.00 × the Call Return.
Payment at Maturity (per $10 principal amount Security):

If the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)

If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

In no event, however, will the payment at maturity be less than $0.

In this scenario, you will be exposed to the decline in the level of the Underlying and you will lose a significant portion or all of your principal amount in an amount proportionate to the negative Underlying Return.

Underlying Return:	(Final Value – Initial Value) Initial Value
Upside Gearing:	1.50
Initial Value:	The closing level of the Underlying on the Trade Date, provided that if the Trade Date is a Disrupted Day (as defined in the accompanying product supplement), the Initial Value will be the Adjusted Closing Level (as defined in the accompanying product supplement) of the Underlying with respect to the Trade Date, in which case the Initial Value will not be determined for up to five scheduled trading days after the Trade Date. For purposes of the proviso above, the Trade Date is a Determination Date (as defined in the accompanying product supplement).
Final Value:	The closing level of the Underlying on the Final Valuation Date
Autocall Barrier:	100.00% of the Initial Value
Downside Threshold:	75.00% of the Initial Value
[1] See footnote 1 under “Key Dates” on the front cover. [2] See footnote 2 under “Key Dates” on the front cover.
Investment Timeline

Trade Date	The Initial Value is observed. The Autocall Barrier and Downside Threshold are determined and the Call Return is finalized.

Observation Date

The Securities will be automatically called if the closing level of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier.

If the Securities are automatically called, JPMorgan Financial will pay the Call Price for the Observation Date: equal to the principal amount plus an amount based on the Call Return.

Maturity Date

If the Securities have not been automatically called, the Final Value and the Underlying Return are determined.

If the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return ×
Upside Gearing)

If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return)

In no event, however, will the payment at maturity be less than $0.

Under these circumstances, you will be exposed to the decline in the level of the Underlying and you will lose a significant portion or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Return/Call Price

Observation Date†	Call Settlement Date†	Call Return (number below assumes a rate of 11.50%*)	Call Price (per $10)
September 13, 2027	September 16, 2027	11.50%	$11.15

†	See footnote 2 under “Key Dates” on the cover.
*	The actual Call Return will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 11.50%.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the accompanying prospectus supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Securities have not been automatically called and the Underlying Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Value has not declined below the Downside Threshold. If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, you will be exposed to the full decline in the level of the Underlying and will lose a significant portion or all of your principal amount in an amount proportionate to the negative Underlying Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Securities. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
t	Limited Return on the Securities If Automatically Called — If the Securities are automatically called, your potential gain on the Securities will be limited to the Call Return, regardless of any appreciation of the Underlying, which may be significant. In addition, because the closing level of the Underlying at various times during the term of the Securities could be higher than on the Observation Date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the Underlying. Furthermore, if the Securities are automatically called, you will not benefit from the Upside Gearing that applies to the payment at maturity if the Underlying Return is positive. Because the Upside Gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Underlying. Even though you will not participate in any potential appreciation of the Underlying if the Securities are automatically called, you may be exposed to the Underlying’s downside market risk if the Securities are not automatically called.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return, even if that return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.
t	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Underlying is above the Downside Threshold. If by maturity the Securities have not been automatically called, JPMorgan Financial will repay your principal amount as long as the Final Value is not below the Downside Threshold. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Underlying from the Initial Value to the Final Value. The contingent repayment of principal based on whether the Final Value is below the Downside Threshold applies only if you hold your Securities to maturity.
t	Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would have the opportunity to receive the Call Return could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	A Higher Call Return and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Securities are set, the greater the expectation is at that time that the level of the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion of your principal at maturity. In addition, the economic terms of the Securities, including the Call Return and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set, where a higher expected volatility will generally be reflected in a higher Call Return and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Securities have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of a significant portion or all of your principal at maturity.
t	Owning the Securities Is Not the Same as Owning Commodities or Commodity Futures Contracts — The return on the Securities will not reflect the return you would realize if you actually purchased the futures contracts that compose the Underlying, the commodities upon which those futures contracts are based or other exchange-traded or over-the-counter instruments based on the Underlying. You will not have any rights that holders of those assets or instruments have.
t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The sponsor of the Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	We May Accelerate Your Securities if a Commodity Hedging Disruption Event Occurs — Upon the occurrence of a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on the Securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. A commodity hedging disruption event means there is an occurrence of legal or regulatory changes that the calculation agent determines have interfered with our or our affiliates’ ability to hedge our obligations under the Securities or for any other reason we or our affiliates are unable to enter into or maintain hedge positions that the calculation agent deems necessary to hedge our obligations under the Securities. If the payment on your Securities is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement for more information.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the Call Return will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the Call Return.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the level of the Underlying, and therefore the market value of the Securities.

t	Potential JPMorgan Financial Impact on the Level of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, the estimated cost of hedging our obligations under the Securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your Securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the level of the Underlying;
t	the time to maturity of the Securities;
t	the likelihood of an automatic call being triggered;
t	supply and demand trends for the commodities upon which the futures contracts that compose the Underlying are based or the exchange-traded futures contracts on those commodities;
t	the market prices of the commodities upon which the futures contracts that compose the Underlying are based or the exchange-traded futures contracts on those commodities;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory, geographic, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlying

t	Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes — The commodity futures contracts included in the Underlying are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the Securities and affect the level of the Underlying. Any future regulatory changes may have a substantial adverse effect on the value of your Securities. Additionally, in October 2020, the U.S. Commodity Futures Trading Commission adopted rules to establish revised or new position limits on 25 agricultural, metals and energy commodity derivatives contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps. These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the Securities. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the Securities resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your Securities. See “— Risks Relating to the Securities Generally — We May Accelerate Your Securities If a Commodity Hedging Disruption Event Occurs” above.
t	Prices of Commodity Futures Contracts Are Characterized by High and Unpredictable Volatility, Which Could Lead to High and Unpredictable Volatility in the Underlying — Market prices of the commodity futures contracts included in the Underlying tend to be highly volatile and may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the Securities to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
t	A Decision by an Exchange on Which the Commodity Futures Contracts Composing the Underlying Are Traded to Increase Margin Requirements for Those Futures Contracts May Affect the Level of the Underlying — If an exchange on which the commodity futures contracts composing the Underlying are traded increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Underlying to decline significantly.
t	The Securities Do Not Offer Direct Exposure to Commodity Spot Prices — The Securities are linked to the Underlying, which tracks commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that is linked to commodity spot prices.
t	Higher Futures Prices of the Commodity Futures Contracts Composing the Underlying Relative to the Current Prices of Those Contracts May Affect the Level of the Underlying and the Value of the Securities — The Underlying is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Underlying approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the level of the Underlying and thus the value of the Securities linked to the Underlying. The futures contracts composing the Underlying have historically been in contango.

t	Suspension or Disruptions of Market Trading in the Commodity Markets and Related Futures Markets May Adversely Affect the Level of the Underlying, and Therefore the Value of the Securities — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Underlying and, therefore, the value of your Securities.
t	The Securities are Linked to an Excess Return Index and Not a Total Return Index — The Securities are linked to an excess return index and not a total return index. An excess return index, such as the Underlying, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following tables and hypothetical examples below illustrate the payment upon an automatic call or at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying and assume a hypothetical Initial Value of 100.00, a hypothetical Call Return of 5.00%, a hypothetical Autocall Barrier of 100.00, a hypothetical Downside Threshold of 90.00 and a hypothetical Upside Gearing of 1.05. The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value, Autocall Barrier and Downside Threshold will be based on the closing level of the Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Upside Gearing is specified on the cover of this pricing supplement. The actual Call Return will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Upside Gearing, the Initial Value, the Autocall Barrier, the Downside Threshold and the Call Return to be finalized on the Trade Date and provided in the pricing supplement and the Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the examples and tables below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 3 years (unless automatically called earlier)
Hypothetical Initial Value:	100.00
Hypothetical Call Return:	5.00%
Hypothetical Autocall Barrier:	100.00 (which is 100.00% of the hypothetical Initial Value)
Hypothetical Downside Threshold:	90.00 (which is 90.00% of the hypothetical Initial Value)
Hypothetical Upside Gearing:	1.05

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Securities will depend on the closing level of the Underlying on the Observation Date or the Final Valuation Date.

Hypothetical Payment upon an Automatic Call

Closing Level on Observation Date	Underlying Return* (%)	Payment upon Automatic Call ($)	Return upon Automatic Call per $10.00 issue price (%)
200.00	100.00%	$10.50	5.00%
190.00	90.00%	$10.50	5.00%
180.00	80.00%	$10.50	5.00%
170.00	70.00%	$10.50	5.00%
160.00	60.00%	$10.50	5.00%
150.00	50.00%	$10.50	5.00%
140.00	40.00%	$10.50	5.00%
130.00	30.00%	$10.50	5.00%
120.00	20.00%	$10.50	5.00%
115.00	15.00%	$10.50	5.00%
110.00	10.00%	$10.50	5.00%
105.00	5.00%	$10.50	5.00%
102.50	2.50%	$10.50	5.00%
100.00	0.00%	$10.50	5.00%
95.00	-5.00%	N/A	N/A
90.00	-10.00%	N/A	N/A
80.00	-20.00%	N/A	N/A
70.00	-30.00%	N/A	N/A
60.00	-40.00%	N/A	N/A
50.00	-50.00%	N/A	N/A
40.00	-60.00%	N/A	N/A
30.00	-70.00%	N/A	N/A
20.00	-80.00%	N/A	N/A
10.00	-90.00%	N/A	N/A
0.00	-100.00%	N/A	N/A
*As used in this table, “Underlying Return” is equal to (a) the closing level of the Underlying on the Observation Date minus the Initial Value, divided by (b) the Initial Value, expressed as a percentage.

Example 1 — Securities Are Automatically Called on the Observation Date

Closing level at Observation Date:	115.00 (at or above Autocall Barrier, Securities are automatically called)
Call Price (per Security):	$10.50

Because the Securities are automatically called on the Observation Date, JPMorgan Financial will pay you on the Call Settlement Date a Call Price of $10.50 per $10.00 principal amount (a 5.00% return on the Securities). No further amounts will be owed on the Securities.

Hypothetical Payment at Maturity if the Securities are NOT subject to an Automatic Call:

Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$20.500	105.00%
190.00	90.00%	$19.450	94.50%
180.00	80.00%	$18.400	84.00%
170.00	70.00%	$17.350	73.50%
160.00	60.00%	$16.300	63.00%
150.00	50.00%	$15.250	52.50%
140.00	40.00%	$14.200	42.00%
130.00	30.00%	$13.150	31.50%
120.00	20.00%	$12.100	21.00%
110.00	10.00%	$11.050	10.50%
105.00	5.00%	$10.525	5.25%
100.00	0.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
89.99	-10.01%	$8.999	-10.01%
80.00	-20.00%	$8.000	-20.00%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

Example 2 — Securities Have NOT Been Automatically Called and the Final Value Is Above the Initial Value

Closing level at Observation Date:	95.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level at Final Valuation Date:	105.00 (above Initial Value)

Settlement Amount (per Security):	$10.00 + ($10.00 × Underlying Return × Upside Gearing) $10.00 + ($10.00 × 5% × 1.05) $10.525

Because the Securities have not been automatically called, the Final Value is above the Initial Value and the Underlying Return is 5%, at maturity, JPMorgan Financial will pay you a total of $10.525 per $10.00 principal amount (a 5.25% return on the Securities).

Example 3 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Initial Value but At or Above the Downside Threshold

Closing level at Observation Date:	90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level at Final Valuation Date:	95.00 (below Initial Value, but at or above Downside Threshold)

Settlement Amount (per Security):	$10.00

Because the Securities have not been automatically called and the Final Value is below the Initial Value but at or above the Downside Threshold, at maturity, JPMorgan Financial will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Downside Threshold

Closing level at Observation Date:	90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level at Final Valuation Date:	60.00 (below Initial Value and Downside Threshold)

Settlement Amount (per Security):	$10.00 + ($10.00 × Underlying Return) $10.00 + ($10.00 × -40%) $6.00

Because the Securities have not been automatically called, the Final Value is below the Downside Threshold and the Underlying Return is -40%, at maturity, JPMorgan Financial will pay you a total of $6.00 per $10.00 principal amount (a 40% loss on the Securities).

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, investors will be exposed to the negative Underlying Return at maturity, resulting in a loss of principal that is proportionate to the Underlying’s decline from the Initial Value to the Final Value. Investors could lose a significant portion or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The Bloomberg Commodity Index 3 Month ForwardSM is a version of the Bloomberg Commodity IndexSM that trades longer-dated commodity futures contracts. The Bloomberg Commodity Index 3 Month ForwardSM is composed of exchange-traded futures contracts on physical commodities and is designed to be a diversified benchmark for commodity investments. Its component weightings are determined primarily based on liquidity data, which is the relative amount of trading activity of a particular commodity, and U.S.-dollar weighted production data, which is used to measure the importance of a commodity to the world economy. The Bloomberg Commodity Index 3 Month ForwardSM follows the methodology of the Bloomberg Commodity IndexSM, except that the futures contracts used for calculating the Bloomberg Commodity Index 3 Month ForwardSM are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the reference contracts are three months later than those of the corresponding reference contracts used for the Bloomberg Commodity IndexSM. The Bloomberg Commodity Index 3 Month ForwardSM is published by Bloomberg L.P. under the ticker symbols “BCOMF3.” The Bloomberg Commodity Index 3 Month ForwardSM is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. For purposes of the accompanying underlying supplement, the Bloomberg Commodity Index 3 Month ForwardSM is a “Bloomberg Commodity Index.” For additional information about the Bloomberg Commodity Index 3 Month ForwardSM, see “Commodity Index Descriptions — The Bloomberg Commodity Indices” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the daily performance of the Underlying from January 4, 2016 through August 31, 2026, based on information from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing level of the Underlying on August 31, 2026 was 384.0713. The actual Initial Value will be the closing level of the Underlying on the Trade Date. We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification.

The dotted lines represent a hypothetical Autocall Barrier of 384.0713 and a hypothetical Downside Threshold of 288.0535, equal to 100.00% and 75.00%, respectively, of the closing level of the Underlying on August 31, 2026. The actual Autocall Barrier and Downside Threshold will be based on the Initial Value and will be finalized on the Trade Date and provided in the pricing supplement.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Trade Date, the Observation Date or the Final Valuation Date. There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, the estimated cost of hedging our obligations under the Securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.